ISSI Announces Third Fiscal Quarter 2012 Results

SAN JOSE, Calif., July 25, 2012 /PRNewswire/ -- Integrated Silicon Solution, Inc. (Nasdaq: ISSI), a leader in advanced memory solutions, today reported its financial results for the third fiscal quarter ended June 30, 2012.

Fiscal Third Quarter Results and Recent Highlights:

  Reported total revenue of $64.8 million;
  Achieved record automotive market revenue, increasing 18 percent sequentially and 51 percent over the prior year period;
  Reported GAAP net income of $3.1 million, or $0.11 per diluted share, and non-GAAP net income of $6.5 million, or $0.22 per diluted share;
  Achieved book-to-bill ratio of 1.16 in the June quarter, an increase from the 1.08 ratio in the prior quarter;
  Generated $2.6 million in cash flow from operations, ending the quarter with $107.5 million in cash and investments; and
  Announced a tender offer for the shares of Chingis Technology Corporation ("Chingis"), which will strengthen the Company's product portfolio to include NOR flash.

Revenue in the third fiscal quarter ended June 30, 2012 was $64.8 million, an increase of 3.6 percent from $62.5 million in the March 2012 quarter and a decrease of 7.2 percent from the $69.8 million in the June 2011 quarter. Gross margin for the third quarter of fiscal 2012 was 32.9 percent, compared to 33.8 percent in the prior quarter and 33.2 percent in the year-ago quarter.

GAAP net income in the third quarter of fiscal 2012 was $3.1 million, or $0.11 per diluted share, compared to GAAP net income of $3.6 million, or $0.12 per diluted share, in the March 2012 quarter and $8.1 million, or $0.28 per diluted share, in the June 2011 quarter. The GAAP effective tax rate in the third quarter of fiscal 2012 increased to 43.8 percent reflecting an adjustment to the estimated annual effective tax rate of 35 percent, compared to the Company's estimated rate of 30 percent for the first two quarters of fiscal 2012.

Fiscal third quarter 2012 non-GAAP net income was $6.5 million, or $0.22 per diluted share, which excludes the impact of $1.3 million in stock-based compensation expense, $0.4 million in amortization of intangibles related to acquisitions, and $1.7 million in non-cash income tax expense from the utilization of deferred tax assets. This compares to non-GAAP net income of $6.1 million, or $0.21 per diluted share, in the March 2012 quarter and $9.6 million, or $0.34 per diluted share, in the June 2011 quarter. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

"Our sequential revenue growth in the June quarter reflects strong demand for our products used in the automotive market as the semiconductor content increases in vehicles," said Scott Howarth, ISSI's President and CEO. "This strength was partially offset by continued weakness in the communications market. Our design win activity was very robust as we secured significant DDR2 designs in communications applications and various DRAM design wins in several high-volume automotive applications."

"Also during the quarter, we began initial shipments of our high speed QUAD SRAMs. These products have had tremendous success with design activity at numerous customers, some of which are new to ISSI. We also gained further momentum with our RLDRAM® memories and expect to begin revenue shipments of RLDRAM® 2 memories in the September quarter and are actively sampling RLDRAM® 3 memories for ramping in 2013."

Mr. Howarth concluded, "More recently, on July 19, we were pleased to announce our agreement to acquire Chingis, which will expand our products to include NOR Flash memory. This transaction will enable us to offer a more complete portfolio of specialty memory products to our customers and will expand our addressable markets as we continue to position the company for sustainable long-term growth and profitability."

September Quarter Outlook

ISSI expects total revenue for the September quarter to range between $65.0 and $71.0 million. Gross margin for the September quarter is expected to range between 33 percent and 34 percent. Operating expenses are expected to be between $17.0 million and $17.5 million. The Company expects that its GAAP effective income tax rate in the September quarter will be approximately 35 percent. GAAP net income is expected to be between $0.10 and $0.16 per diluted share, and non-GAAP net income, which excludes non-cash tax expense related to the utilization of deferred tax assets, stock-based compensation, and the amortization of intangibles related to acquisitions, is expected to range between $0.19 and $0.25 per diluted share. This guidance excludes the impact of the tender offer for Chingis, which is expected to close in September 2012.

Conference Call Information

A conference call will be held today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the Company's third quarter fiscal 2012 financial results. To access ISSI's conference call via telephone, dial 888-855-5428 by 1:20 p.m. Pacific Time. The participant passcode is 6136453. A telephone replay will be available for seven days after the event by dialing 888-203-1112 using the same passcode. The call will also be webcast from ISSI's website at http://www.issi.com.

Non-GAAP Financial Information

In addition to disclosing results determined in accordance with GAAP, ISSI discloses its non-GAAP net income that exclude the non-cash income tax expense related to the utilization of deferred tax assets, stock based compensation and amortization of intangibles related to acquisitions. When presenting non-GAAP results, the Company includes a reconciliation of the non-GAAP results to the results under GAAP. Management believes that including the non-GAAP results assists investors in assessing the Company's operational performance and its performance relative to its competitors. The Company has presented these non-GAAP results as a complement to its results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to assist the public in measuring the Company's performance, to allocate resources and, relative to the Company's historical financial performance, to enable comparability between periods. Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to the non-GAAP measures being a useful measure of the potential future performance of the Company's business. In line with common industry practice and to help enable comparability with other technology companies, the Company's non-GAAP presentation excludes the non-cash income tax expense related to the utilization of deferred tax assets, the impact of stock based compensation, and amortization of intangibles related to acquisitions. Other companies may calculate non-GAAP results differently than the Company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the Company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of the GAAP and non-GAAP measures.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) automotive, (ii) communications, (iii) industrial, medical, and military, and (iv) digital consumer. The Company's primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets high performance analog and mixed signal integrated circuits. ISSI is headquartered in Silicon Valley with worldwide offices in Taiwan, Japan, Singapore, China, Europe, Hong Kong, India, and Korea. Visit our web site at http://www.issi.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning that the Chingis transaction will strengthen the Company's product portfolio to include NOR flash, strong demand for our products used in the automotive market as the semiconductor content increases in vehicles, continued weakness in the communications market, design win activity remains robust as operators anticipate a future recovery, our QUAD SRAM products having tremendous success with design activity, further momentum with our RLDRAM® memories and expect to begin revenue shipments of RLDRAM® 2 memories in the September quarter, sampling memories for ramping in 2013, expanding our products to include NOR Flash memory, being able to offer a more complete portfolio of specialty memory products, expanding our addressable markets as we continue to position the company for sustainable long-term growth and profitability and our outlook for the September 2012 quarter with respect to revenue, gross margin, operating expenses, GAAP effective income tax rate, and GAAP and Non-GAAP net income per share are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include supply and demand conditions in the market place for our products and our customers' products, unexpected reductions in average selling prices for our products, our ability to sell our products for key applications and the pricing and gross margins achieved on such sales, our ability to control or reduce operating expenses, our ability to obtain a sufficient supply of wafers, wafer pricing, our ability to maintain sufficient inventory of products to satisfy customer orders, changes in manufacturing yields, order cancellations, order rescheduling, product warranty claims, competition, the level and value of inventory held by OEM customers, our ability to satisfy the closing conditions in the Chingis acquisition agreement, timing of completion of the Chingis transaction, our ability to maintain the customers, vendors, employees and other relationships of Chingis and other risks listed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended September 30, 2011 and its Form 10-Q for the quarter ended March 31, 2012. In addition, the financial information in this press release is unaudited and subject to any adjustments that may be made in connection with the year-end audit. The Company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Integrated Silicon Solution, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30,		March 31,
	2012	2011	2012

Net sales	$ 64,781	$ 69,809	$ 62,505
Cost of sales	43,444	46,639	41,384
Gross profit	21,337	23,170	21,121

Operating expenses:
Research and development	6,749	6,525	6,506
Selling, general and administrative	9,392	9,120	9,418
Total operating expenses	16,141	15,645	15,924

Operating income	5,196	7,525	5,197
Interest and other income (expense), net	405	660	(194)

Income before income taxes	5,601	8,185	5,003
Provision for income taxes	2,454	90	1,406

Consolidated net income	3,147	8,095	3,597

Net (income) loss attributable to
noncontrolling interests	(10)	(5)	4

Net income attributable to ISSI	$ 3,137	$ 8,090	$ 3,601

Basic net income per share	$ 0.11	$ 0.30	$ 0.13
Shares used in basic per share calculation	27,316	26,768	27,053

Diluted net income per share	$ 0.11	$ 0.28	$ 0.12
Shares used in diluted per share calculation	29,069	28,551	28,913

Reconciliation of GAAP to Non-GAAP Financial Measures

Operating income:
GAAP operating income	$ 5,196	$ 7,525	$ 5,197
Adjustments:
Acquisition related inventory write up	-	39	-
Si En intangible asset amortization and charge	435	537	423
Stock-based compensation expense	1,283	983	1,262
Total adjustments	1,718	1,559	1,685
Non-GAAP operating income	$ 6,914	$ 9,084	$ 6,882

Net income attributable to ISSI:
GAAP net income attributable to ISSI	$ 3,137	$ 8,090	$ 3,601
Adjustments:
Acquisition related inventory write up	-	39	-
Si En intangible asset amortization and charge	435	537	423
Stock-based compensation expense	1,283	983	1,262
Tax effect of Si En acquisition related items	(67)	(82)	(66)
Tax effect of valuation allowance release	1,705	-	870
Total adjustments	3,356	1,477	2,489
Non-GAAP net income	$ 6,493	$ 9,567	$ 6,090

Non-GAAP net income per share:
Basic	$ 0.24	$ 0.36	$ 0.23
Diluted	$ 0.22	$ 0.34	$ 0.21

Integrated Silicon Solution, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	September 30,
	2012	2011
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$ 96,584	$ 83,863
Restricted cash	6,923	6,786
Short-term investments	3,958	4,761
Accounts receivable, net	39,720	39,460
Inventories	46,095	56,796
Other current assets	22,734	16,369

Total current assets	216,014	208,035
Property, equipment and leasehold improvements, net	30,223	28,959
Purchased intangible assets, net	9,632	11,081
Goodwill	9,463	9,463
Other assets	37,958	34,449
Total assets	$ 303,290	$ 291,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 30,330	$ 36,395
Accrued compensation and benefits	5,810	6,363
Accrued expenses	9,417	4,711

Total current liabilities	45,557	47,469

Other long-term liabilities	5,095	9,272

Total liabilities	50,652	56,741

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	327,732	321,131
Accumulated deficit	(76,800)	(87,328)
Accumulated comprehensive income (loss)	322	(1,252)

Total ISSI stockholders' equity	251,257	232,554

Noncontrolling interest	1,381	2,692

Total stockholders' equity	252,638	235,246
Total liabilities and stockholders' equity	$ 303,290	$ 291,987

(1) Derived from audited financial statements.

CONTACT: John M. Cobb, Chief Financial Officer, Investor Relations, +1-408-969-6600, ir@issi.com, or Leanne K. Sievers, Shelton Group, +1-949-224-3874, lsievers@sheltongroup.com